CVBT Inks Third Clinical Development Agreement

LAS VEGAS, June 10, 2008 - CardioVascular BioTherapeutics, Inc. (OTC Bulletin Board: CVBT) has entered into a third clinical development agreement. Karen Wenk-Jordan is the sponsor and manager of the general partner of Derma Life Clinical Partners LP (Derma Life) which has entered into a development agreement with CVBT to fund a minimum of $1 million and up to $3 million of the clinical development for CVBT's wound healing drug candidate. Through the development agreement, Derma Life will contract with CVBT to advance the wound healing clinical trial.

"I believe CVBT's wound healing drug candidate shows promising potential for the treatment of diabetic ulcers and venous stasis leg wounds I am excited to be involved with advancing this needed potential therapy," said Ms. Wenk-Jordan.

"This is the third clinical development agreement we have entered into in the past three months. I am very pleased with our success in attracting capital through these clinical development agreements which collectively will fund a minimum of $3 million and may fund up to $18 million to support the advancement of CVBT's clinical trials," said Mr. Daniel C. Montano, CVBT Chairman and CEO. "My funding goal is to raise the capital required to fund the 2008 planned operations without having to sell common shares of CVBT at the recent low prices. These clinical development agreements are a major component of that effort," said Mr. Montano.

CVBT will pay a royalty to Derma Life of 10% of revenues or other moneys received from the commercialization of the drug candidate up to a maximum of ten times the funded amount of the development agreement. Daniel C. Montano has agreed to personally provide the individual partners of Derma Life a "Put" to Mr. Montano equal to 200% of their investment, less distribution paid from Derma Life commencing 36 months and ending 60 months after their investment.

About Karen Wenk-Jordan.

Karen Wenk-Jordan is President and Resident Director of Wenk-Jordan & Company, a licensed investment advisory company in Tokyo Japan. The company specializes in Family Office and Investor Relations services for high net worth Japanese and long term Asian, American and European expatriates. Ms. Wenk-Jordan is herself, a long term, 25+ year expatriate, residing throughout Asia and Europe and working with Citibank and IBM before starting her own company in 1993. She has a long term interest in biotech and hi-tech startups.

About CardioVascular BioTherapeutics, Inc.

CVBT is a biopharmaceutical company developing drug candidates formulated with human FGF-1 for cardiovascular diseases characterized by inadequate blood flow to a tissue or organ. In addition to the Phase II trial it is conducting in patients with severe coronary heart disease, the company has two FDA-authorized clinical trials in the areas

of impaired wound healing seen in diabetics and in patients suffering from peripheral artery disease of the legs. An additional proof-of-concept study is being conducted in patients with chronic back pain who may have perfusion defects to their spine. For more information please visit www.cvbt.com.

This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. For example, statements regarding attaining maximum funding levels of clinical development agreements, the potential for drug candidates or therapies, the ability to raise capital in any form, the goals for CVBT, expectations for new research, progress with clinical trials or future business initiatives are forward looking statements. Factors that might affect actual outcomes include, but are not limited to, FDA approval of CVBT drug candidates, market acceptance of CVBT products by customers, new developments in the industry, future revenues, future expenses, future margins, cash usage and financial performance. For a more detailed discussion of these and associated risks, see the company's most recent documents filed with the Securities and Exchange Commission.

Media Contact:
Allison Caplan
CardioVascular BioTherapeutics, Inc.
(702) 839-7235
acaplan@cvbt.com

SOURCE CardioVascular BioTherapeutics, Inc.
CONTACT: Allison Caplan
+1-702-839-7235, acaplan@cvbt.com
Web site: http://www.cvbt.com
(CVBT.OB)